Exhibit 99.1

Quanex Building Products Promotes George Wilson to Chief Operating Officer

HOUSTON, TEXAS, July 24, 2017 – Quanex Building Products Corporation (NYSE: NX) (“Quanex” or the “Company”) today announced that it has promoted George Wilson to Chief Operating Officer, effective August 1, 2017. In this newly created position, Mr. Wilson will be responsible for the Company’s U.S. and International operations, reporting directly to Bill Griffiths, Chairman, President and Chief Executive Officer.

Prior to this promotion, Mr. Wilson served as President - Insulating Glass Systems since 2011, and in the 18 years prior to joining Quanex he held various operational and financial positions of increasing responsibility at Lauren International and Federal-Mogul. Mr. Wilson holds a Master of Business Administration degree from Indiana University and a Bachelor of Science degree from The University of Akron.

Mr. Griffiths commented, “George’s promotion to Chief Operating Officer is a natural organizational move that compliments his strong operations background and will enable the Company to move to the next level in the journey towards operational excellence. George will assume responsibility for the day-to-day operations of our businesses worldwide, which will allow me to focus more on broader strategic initiatives in an effort to further enhance and create shareholder value. George and I will work closely together to ensure that Quanex continues to expand margins, increase cash flow and improve overall returns for our shareholders.”

In conjunction with this organizational change, the Company will fully integrate its two fenestration accessory businesses, Quanex Screens and Homeshield. Brian Cummings, currently President – Quanex Screens, will assume the role of President of the combined operations. In addition, Bob Daniels, currently President - Homeshield, will assume the role of President – Insulating Glass Systems.

About Quanex

Quanex Building Products Corporation is an industry-leading manufacturer of components sold to Original Equipment Manufacturers (OEMs) in the building products industry. Quanex designs and produces energy-efficient fenestration products in addition to kitchen and bath cabinet components.

Contact:

Investor Contact: Scott Zuehlke, 713-877-5327, scott.zuehlke@quanex.com

Media Contact: Valerie Calvert, 713-877-5305, valerie.calvert@quanex.com